SILVER STREAM MINING CORP.
9550 South Eastern Avenue
Suite 253
Las Vegas, Nevada   89123
(775) 818-1775

June 23, 2014

Mr.  Tom Kluck
Legal Branch Chief
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549-3561

RE:	Silver Stream Mining Corp. (the "Company")
Amendment No. 3 to Form 8-K Form 10-Q for quarter ended 12/31/2013
File No. 000-52752

Dear Mr. Kluck:

In response to your letter of comments dated March 10, 2014, please be advised as follows:

1.	The Company is responsible for the adequacy and accuracy of the disclosure in the foregoing filings;
2.	Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filings; and,
3.	The Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Yours truly,

Silver Stream Mining Corp.

BY:	TERRENCE BYBERG
Terrence Byberg, Principal Executive Officer

cc: The Law Office of Conrad C. Lysiak, P.S.